Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

NeOnc Technologies Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount To Be Registered	Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price	Fee Rate(3)	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(f)(2)	2,101,313(2)	-	$70.04	0.00015310	$0.01
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts							$0.01
	Total Fees Previously Paid							-
	Total Fee Offsets(4)							$14,003.60
	Net Fee Due							$0.00

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per ordinary share, the Registrant calculated the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on one-third of the par value of registrant’s common stock being registered of $0.00003333 per share. Given that the Registrant’s ordinary shares are not traded on an exchange or over-the-counter, the Registrant did not use the market prices of its ordinary shares in accordance with Rule 457(c).
(2)	Represents 2,101,313 shares of the registrant’s common stock being registered for resale by our shareholders identified in this prospectus, or their permitted transferees, in connection with our direct listing on the Nasdaq Global Market.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act at a rate equal to $153.10 per $1,000,000 of the proposed maximum aggregate offering price, subject to offset pursuant to Rule 415(a)(6).
(4)	A registration fee of $14,003.60 was previously paid in connection with the Prior S-1 (defined below).

Table 2-Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims	NeOnc Technologies Holdings, Inc.	S-1	333- 276124(1)	December 18, 2023	March 1, 2024	$14,003.60	Equity	Common Stock, $0.0001 par value per share		$94,875,000	$14,003.60

(1)	The Registrant paid a registration fee of $14,003.60 in connection with the registration of $94,875,000 of shares of common stock, par value $0.0001 per share, pursuant to the Registration Statement on Form S-1 (File No. 333-260337) (the “Prior S-1”). The Prior S-1 was not declared effective by the Securities and Exchange Commission, and no securities were issued or sold thereunder. The Prior S-1 was withdrawn by filing a Form RW on June 12, 2024. In accordance with Rule 457(p) under the Securities Act, the total amount of the registration fee due upon the initial filing of this Registration Statement is offset by $14,003.60, representing the fee paid in connection with the Prior S-1.